As filed with the Securities and Exchange Commission on March 12, 2003
                                                      Registration No. 333-31310

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________


                                 AMENDMENT NO. 6
                                       TO
                                    FORM F-1
                             REGISTRATION STATEMENT
                                    FILED ON
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        Nymox Pharmaceutical Corporation
               (Exact name of registrant as specified in charter)
   Quebec, Canada                  8071
  (State or other            (Primary Standard               Not Applicable
  jurisdiction of        Industrial Classification           (I.R.S. Employer
  incorporation or              Code Number)                Identification No.)
    organization)
                         9900 Cavendish Blvd., Suite 306
                         St. Laurent, QC, Canada H4M 2V2
                                 (514) 332-3222
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                                 (212) 590-9200
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)
          ------------------------------------------------------------

                                   Copies to:

          Thomas E. Hartman                            Jack Gemmell
           Foley & Lardner                   Nymox Pharmaceutical Corporation
   3000 K Street, N.W., Suite 500            9900 Cavendish Blvd., Suite 306
     Washington, DC, 20007-5101              St.-Laurent, QC, Canada H4M 2V2
           (202) 945-6191                             (514) 332-3222

     Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

     All financial information in this prospectus is in United States dollars unless otherwise noted.

=================================== =================== ==================== ====================== ==================
                                                             Proposed              Proposed
                                                              maximum               maximum              Amount of
      Title of each class of           Amount to be        aggregate price     aggregate offering      registration
    Securities to be registered        registered (1)       per unit (2)             price                  fee
----------------------------------- ------------------- -------------------- ---------------------- ------------------
Common shares, no par value           Up to 200,000            $4.52               $904,000             $238.66(3)
----------------------------------- ------------------- -------------------- ---------------------- ------------------

(1)  Represents shares issuable on the exercise of a stock purchase warrant issued by Nymox to Jaspas Investments Ltd.
     on November 1, 1999. Under the warrant, Jaspas Investments Ltd. may purchase up to 200,000 shares during the period between November 30, 1999 and November 30, 2004.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) under the Securities Act.

(3)  This registration fee was previously paid by the Registrant in connection with the initial filing of this
     Registration Statement.

                              ____________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission ("Commission"), acting pursuant to Section 8(a) may determine.

                                EXPLANATORY NOTE

         This post-effective amendment to the Registrant's Form F-1 Registration Statement originally filed on February 29, 2000 (Registration No. 333-31310), is being filed: (i) to withdraw from registration 4,291,691 unissued common shares of the up to 4,800,000 common shares originally registered in connection with the Registrant's Common Stock Purchase Agreement with Jaspas Investments Ltd., which terminated in accordance with its terms in November 2002; and (ii) to convert the Form F-1 Registration Statement to a Form F-3 Registration Statement with respect to the continued registration of up to 200,000 common shares registered in connection with a stock purchase warrant issued to Jaspas Investments Ltd.

                   Preliminary Prospectus dated March 12, 2003

     The information contained in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to by these securities in any state where the offer or sale is not permitted.

                                     [LOGO]

                                                                      PROSPECTUS






                        NYMOX PHARMACEUTICAL CORPORATION

                         200,000 SHARES OF COMMON STOCK

NYMOX PHARMACEUTICAL                    This prospectus relates to the resale by
CORPORATION                             Jaspas Investments Ltd. of up to 200,000
                                        shares of Nymox common stock that Nymox
                                        may issue upon exercise, in whole or in
                                        part, of a warrant held by Jaspas
                                        Investments Ltd..





9900 Cavendish Blvd                     Nymox will not receive any of the
Suite 306                               proceeds from the sale of the shares by
St. Laurent, Quebec, Canada             Jaspas Investments Ltd., but will
H4M 2V2                                 receive proceeds upon exercise by Jaspas
(800) 936-9669                          of the warrant, except to the extent
                                        Jaspas effects a cashless exercise of
                                        the warrant by surrendering to Nymox a
                                        portion of the shares of Nymox common
                                        stock otherwise issuable upon exercise
                                        of the warrant. Nymox will pay the costs of registering the sale of the shares covered by this prospectus, including legal fees.



Nymox's common stock is listed on the
Nasdaq SmallCap Market under the symbol
"NYMX".

     Investing in the common stock of Nymox involves a high degree of risk. See "Risk Factors" beginning on Page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is ____, 2003.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

RISK FACTORS..................................................................1

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AUTHORIZED
  REPRESENTATIVE IN THE UNITED STATES.........................................7

ABOUT NYMOX....................................................................8

RECENT DEVELOPMENT............................................................10

WHERE YOU CAN FIND MORE INFORMATION ABOUT NYMOX...............................10

USE OF PROCEEDS...............................................................11

PRICE RANGE OF COMMON SHARES..................................................11

OUTSTANDING WARRANTS AND OPTIONS..............................................13

CAPITALIZATION................................................................13

THE SECURITIES BEING OFFERED..................................................14

PLAN OF DISTRIBUTION..........................................................15

SELLING SHAREHOLDER...........................................................16

CERTAIN LEGAL MATTERS.........................................................16

EXPERTS.......................................................................16

                                  RISK FACTORS

     An investment in shares of common stock of Nymox involves a high degree of risk. You should carefully consider each of the risks and uncertainties described below along with all of the other information in this prospectus and in the documents incorporated by reference into this prospectus before deciding to invest in these shares.

It is Uncertain When, if Ever, We Will Make a Profit

     We first began operations in 1995 and are only in the early stages of commercial marketing of our diagnostic products, AlzheimAlert(TM), NicAlert(TM) and NicoMeter(TM). We have never made a profit. We incurred a net loss of $4.8 million in 1998, $3.3 million in 1999, $4.0 million in 2000 and $3.0 million in 2001. As of December 31, 2001, Nymox's accumulated deficit was $23.1 million.

     We cannot say when, if ever, Nymox will become profitable. Profitability will depend on our uncertain ability to generate revenues from the sale of our products and the licensing of our technology in order to offset the significant expenditures required for us to advance our research, protect and extend our intellectual property and develop, manufacture, license, market, distribute and sell our technology and products successfully. Similar types of expenditures in the past have helped produce the net losses reported above.

We May Not Be Able to Raise Enough Capital to Develop and Market Our Products

     Nymox has funded its operations primarily by selling shares of its common stock. Since late 1998, a small portion of the funds came from sales. However, sales have not been, and may not be in the foreseeable future, sufficient to meet our anticipated financial requirements.

     We will continue to need to raise substantial amounts of capital for our business activities including our research and development programs, the conduct of clinical trials needed to obtain regulatory approvals and the marketing and sales of our products. We anticipate being able to fund our current total annual budgeted expenditures of approximately $3 million per year over the next year through our current cash position and additional financing including draw downs through our common stock private purchase agreement with Lorros-Greyse Investments, Inc. Clinical trials will substantially increase cash requirements. We anticipate being able to meet these requirements as they arise. Any necessary clinical trials for regulatory approval following successful preliminary clinical trials will require considerably more capital. We plan to raise such capital either through a new round of financing and/or through partnering with a major pharmaceutical company. Additional financing may not be available when needed, or, if available, may not be available on acceptable terms. If adequate funds on acceptable terms are not available, we may have to curtail or eliminate expenditures for research and development, testing, clinical trials, promotion and marketing for some or all of our products.

We Face Challenges in Developing and Improving Our Products

     Our success depends on our ability to develop or acquire rights to new products or to improve our existing products. We are still developing many of our products and have not yet brought them to market. We cannot assure you that we will be able to develop or acquire rights to such products and to market them successfully.

     Developing a treatment for Alzheimer's disease is particularly challenging. Many pharmaceutical companies, institutions and researchers are working on many different approaches and treatments. There is no consensus among researchers about the cause of this fatal illness and no guarantee that our drug development programs in this area are targeting significant factors in its cause, progression or symptoms. It is difficult to design drug candidates that can cross from the bloodstream into the brain, where the damage from Alzheimer's disease is occurring. Clinical trials to establish efficacy for drugs that slow down the progression of Alzheimer's disease over a period of months or years often require that a large number of subjects be tracked over many months or years, making them very expensive to conduct. The potentially long period from discovery and patenting through development and regulatory approval to the market can significantly reduce the patent life of an Alzheimer's disease treatment. Any marketed treatment in this area may well eventually face competition from "me-too" drugs developed by other pharmaceutical companies based on our research. We will be under constant competitive pressure to improve our products and to develop new treatments in order to protect our position in the field.

     Developing and improving our diagnostic products is also challenging. The science and technology of the detection and measurement of very small amounts of biochemicals in bodily fluids and tissue is evolving rapidly. We may need to make significant expenditures in research and development costs and licensing fees in order to take advantage of new technologies. If any major changes to our testing technologies used in our AlzheimAlert(TM) and NicAlert(TM) and NicoMeter(TM) tests are made, further validation studies will be required. Developing new diagnostic products is more challenging, requiring identification and validation of the biochemical marker being detected by the new product in the clinical context and the development and validation of the product designed to detect the marker.

We Face Significant and Growing Competition

     The modern pharmaceutical and biotechnology industries are intensely competitive, particularly in the field of Alzheimer's disease where there is a large unmet need for an effective treatment. Currently there are four drugs with the same mechanism of action approved for sale in the United States (Aricept(R), Cognex(R), Exelon(R) and Reminyl(R)). These drugs offer some relatively short-tem symptomatic relief, but do not treat the underlying causes of the illness. Over the past decade, there has been an intense research effort both in the non-profit sectors such as universities, government agencies and research institutes and in the pharmaceutical and biotechnology industry to develop new treatments for Alzheimer's disease. Treatment candidates under development include:

o    vaccines for Alzheimer's disease.

o enzyme-blocking therapies intended to block the production of the protein found in the senile plaques characteristic of Alzheimer's disease. A number of pharmaceutical and biotechnology companies including Amgen and Bristol-Myers Squibb are working on such therapies.

o Memantine, a drug originally developed by Merz + Co. of Germany and being developed in the United States by Forest Laboratories, Inc. and Neurobiological Technologies, Inc., intended to reduce cell death and injury said to be caused by the release of too much of a signal transmitter in the brain called glutamate. The developers have applied to the FDA for its approval for use in the United States to treat Alzheimer's disease.

o implantation of a shunt (COGNIShunt(TM)) developed by its maker, Eunoe Inc., and designed to drain cerebrospinal fluid from the patient's skull into his or her abdominal cavity.

o implantation of genetically modified cells that produce human nerve growth factor into the brains of people with Alzheimer's disease. Preliminary human testing began this year at the University of California at San Diego in conjunction with the Salk Institute for Biological Studies.

     There is also ongoing research into possible methods of preventing Alzheimer's disease such as taking certain cholesterol-lowering drugs called statins, estrogen replacement therapies, anti-oxidants such as vitamin E and ginkgo biloba or anti-inflammatory drugs such as ibuprofen (e.g., Advil(R) or Motrin(R)). The successful development of a treatment or method of preventing Alzheimer's disease could significantly impact on our ability to develop or market a competing treatment for Alzheimer's disease.

     Our treatments under development for enlarged prostate (benign prostatic hyperplasia or BPH) face significant competition from existing products. There are five drugs approved for treatment of BPH: finasteride (Proscar(R)), terazozin (Hytrin(R)), doxazozin (Cardur(R)), tamsulosin (Flomax(R)) and prazosin (Minipres(R)). There are a number of thermal treatments on the market designed to shrink the enlarged prostate by heating its tissue with a device inserted through the urethra (the tube leading from the bladder through the penis through which men urinate) or through the abdomen. The devices on the market use microwave energy (Prostatron(R), Targis Therapy(R) or TherMatrx(R)), low level radiowaves (TUNA System(R)), lasers (Indigo LaserOptic Treatment System(R)), direct heat or hot water to heat or burn away prostate tissue. A variety of surgical procedures exist to surgically reduce or remove the prostate or to widen the urethra. These include procedures to cut away prostate tissue which as TURP (transurethral resection of the prostate) and using a resectoscope with an electrical loop inserted through the penis to cut the prostate tissue. A small device used to widen the constricted urethra called a prostatic stent can also be inserted.

     The diagnostic testing industry is also highly competitive. In the area of Alzheimer's disease, Athena Diagnostics, Inc. markets diagnostic tests for different biochemical indicators found in blood and spinal fluid and for genetic predispositions for the illness. Other companies are attempting to develop and market other diagnostic products in this area. The introduction of other diagnostics products for Alzheimer's disease or tobacco product use that are cheaper, easier to perform, more accurate or otherwise more attractive to the physicians, health care payers or other potential customers would have a significant impact on the sales of our AlzheimAlert(TM), NicAlert(TM) or NicoMeter(TM) products.

We May Not Be Able to Successfully Market Our Products

     To increase our marketing, distribution and sales capabilities both in the United States and around the world, we will need to enter into licensing arrangements, contract sales agreements and co-marketing deals. We cannot assure you that we will be able to enter into agreements with other companies on terms acceptable to us, that any licensing arrangement will generate any revenue for the company or that the costs of engaging and retaining the services of a contract sales organization will not exceed the revenues generated.

Our Products and Services May Not Receive Necessary Regulatory Approvals

     Our diagnostic products, AlzheimAlert(TM), NicAlert(TM) and NicoMeter(TM), and our products in development, are subject to a wide range of government regulation governing laboratory standards, product safety and efficacy. The actual regulatory schemes in place vary from country to country and regulatory compliance can take several years and involve substantial expenditures.

     We cannot be sure that we can obtain necessary regulatory approvals on a timely basis, if at all, for our products in development and all of the following could have a material adverse effect on our business:

o    failure to obtain or significant delays in obtaining requisite approvals;

o    loss of or changes to previously obtained approvals; and

o    failure to comply with existing or future regulatory requirements.

     We currently market AlzheimAlert(TM) as a clinical reference laboratory service provided by our government-inspected clinical reference laboratory in New Jersey. Physicians send us urine samples from their patients to our laboratory where the AlzheimAlert(TM) test is performed and the results reported back to the physicians. A clinical laboratory test like AlzheimAlert(TM) does not require approval from the United States Food and Drug Administration (FDA). Our laboratory is regulated by the Centers for Medicare & Medicaid Services
(CMS) under the Clinical Laboratory Improvement Amendments and is subject to inspection and certification. In addition, individual states like New York and Florida have their own requirements for reference laboratories like ours that offer diagnostic services. In addition, the FDA has its own regulations governing in vitro diagnostic products, including some of the reagents used in clinical reference laboratories. Any changes in CMS or state law requirements or in the FDA regulations could have a detrimental impact on our ability to offer or market any reference laboratory services and/or on our ability to obtain reimbursement from the Medicare and Medicaid programs and providers.

     We may develop a diagnostic kit based on AlzheimAlert(TM) for sale to third parties. If so, we will require prior approval from the FDA before we can market, distribute or sell such a product in the United States. We have not submitted any such product to the FDA for approval. In general, such approval requires clinical testing as to the safety and efficacy of the device and preparation of an approval application with extensive supporting documentation. If approved, the device would then be subject to postmarketing record and reporting obligations and manufacturing requirements. Similar requirements exist in many other countries. Obtaining these approvals and complying with the subsequent regulatory requirements can be both time-consuming and expensive.

     We currently sell NicAlert(TM) and NicoMeter(TM) as tests for tobacco product use and for research use. In October, 2002, we received 510(k) clearance from the U.S. Food and Drug Administration for our NicAlert(TM) product.

     In the United States, our drugs in development will require FDA approval, which comes only at the end of a lengthy, expensive and often arduous process. We have not submitted any drugs for FDA approval. We have begun Phase I safety studies for NX-1207, our investigational new drug for benign prostatic hyperplasia (BPH). We cannot predict with any certainty the amount of time the FDA will take to approve one of our drugs or even whether any such approval will be forthcoming. Similar requirements exist in many other countries.

Protecting Our Patents and Proprietary Information is Costly and Difficult

     We believe that patent and trade secret protection is important to our business, and that our success will depend, in part, on our ability to obtain strong patents, to maintain trade secret protection and to operate without infringing the proprietary rights of others.

     Obtaining and maintaining our patent position is costly. We pay for the filing, prosecution and fees of over 200 patents and patent applications in countries around the world, including the United States, Europe, Japan, Canada, Australia, New Zealand and South Korea. In the United States alone, Nymox has fourteen patents issued or allowed and at least eleven patent applications pending relating to its technology. Its subsidiary, Serex Inc. has nine patents issued and allowed. Through licensing agreements with the Massachusetts General Hospital, Nymox separately licensed global patent rights relating to neural thread proteins and to novel cancer markers that have potential application both for the treatment and diagnosis of specific cancers. These licensed patent rights include five issued United States patents and numerous patents and patent application in other countries around the world. We believe that we have strong patent protection for the products we sell and for our product development programs and are in the process of extending that patent protection to cover more countries or new discoveries or products. We cannot assure you that additional patents covering new products or improvements will be issued or that any new or existing patents will be of commercial benefit or be valid and enforceable if challenged.

     We are not currently involved in patent litigation. In the pharmaceutical and biotechnology industry patent disputes are frequent and can preclude the commercialization of products. Patent litigation is costly and the outcome often difficult to predict. It can expose us to significant liabilities to third parties and may require us to obtain third-party licenses at a material cost or cease using the technology or product in dispute.

We Face Changing Market Conditions

     The healthcare industry is in transition with a number of changes that affect the market for therapeutic and diagnostic test products. The U.S. Federal and various state governments have under consideration a number of proposals that may have the effect of directly or indirectly limiting drug prices in the U.S. markets. Such changes may adversely affect the prices we may charge for any therapeutic drug we develop. Funding changes and budgetary considerations can lead major health care payers and providers to make changes in reimbursement policies for our AlzheimAlert(TM) product. These changes can seriously impact the potential for growth for the market for AlzheimAlert(TM), either favorably when the decision is to offer broad coverage for our test at a reasonable price or negatively when the decision is to deny coverage altogether. Changes in the healthcare delivery system have resulted in major consolidation among reference laboratories and in the formation of multi-hospital alliances, reducing the number of institutional customers for therapeutic and diagnostic test products. There can be no assurance that Nymox will be able to enter into and/or sustain contractual or other marketing or distribution arrangements on a satisfactory commercial basis with these institutional customers.

Health Care Plans May Not Cover or Adequately Pay for our Products and Services

     Throughout the developed world, both public and private health care plans are under considerable financial and political pressure to contain their costs. The two principal methods of restricting expenditures on drugs and diagnostic products and services are to deny coverage or, if coverage is granted, to limit reimbursement. For single-payer government health care systems, a decision to deny coverage or to severely restrict reimbursement for one of our products can have an adverse effect on our business and revenues.

     In the United States, where, to a significant degree, the patient population for our products is elderly, Medicare and Medicaid are sources of reimbursement. In general, any restriction on reimbursement, coverage or eligibility under either program could adversely affect reimbursement to Nymox for products and services provided to beneficiaries of the Medicare and/or Medicaid programs. Many elderly people are covered by a variety of private health care organizations either operating private health care plans or Medicare or Medicaid programs subject to government regulation. These organizations are also under considerable financial constraints and we may not be able to secure coverage or adequate reimbursement from these organizations. Without coverage, we will have to look to the patients themselves who may be unwilling or unable to pay for the product; in turn, doctors may be reluctant to order or prescribe our products in the absence of coverage of the product for the patient.

The Future Sale of Eligible Shares may Dilute Nymox's Stock Price

     The issuance of further shares and the eligibility of issued shares for sale will dilute our common stock and may lower its share price. There were 23,020,954 common shares of Nymox issued and outstanding as of December 31, 2002. All of these shares are eligible for sale under Rule 144 or are otherwise freely tradable. In addition, 1,654,000 share options were outstanding on that date, of which 1,489,000 are currently vested, and 611,860 shares are subject to issuance upon exercise of warrants. The great majority of the Nymox options expire in 3 to 8 years. These options have been granted to employees, officers, directors and consultants of the company. Moreover, Nymox may use its shares as currency in acquisitions.

We Face Potential Losses Due to Foreign Currency Exchange Risks

     Nymox incurs certain expenses, principally relating to salaries and operating expenses at its Canadian head office, in Canadian dollars. All other expenses are derived in U.S. dollars. As a result, we are exposed to the risk of losses due to fluctuations in the exchange rates between the U.S. dollar and the Canadian dollar. We protect ourselves against this risk by maintaining cash balances in both currencies. We do not currently engage in hedging activities. We cannot say with any assurance that the Company will not suffer losses as a result of unfavorable fluctuations in the exchange rates between the United States dollar and Canadian dollar.

We Have Never Paid a Dividend and are Unlikely to do so in the Foreseeable
Future

     Nymox has never paid any dividends and does not expect to do so in the foreseeable future. We expect to retain any earnings or positive cash flow in order to finance and develop Nymox's business.

Cautionary Statement Regarding Forward-Looking Statements

     You should be aware that this prospectus and certain documents incorporated herein by reference contains forward-looking statements about, among other things, the anticipated operations, product development, financial condition and operating results of Nymox, proposed clinical trials and proposed transactions, including collaboration agreements.

     By forward-looking statements, we mean any statements that are not statements of historical fact, including (but are not limited to) statements preceded by or that include the words, "believes", "expects", "anticipates", "hopes", "targets" or similar expressions.

     In connection with the "safe harbor" provisions in the Private Securities Litigation Reform Act of 1995, we are including this cautionary statement to identify some of the important factors that could cause Nymox's actual results or plans to differ materially from those projected in forward-looking statements made by, or on behalf of, Nymox. These factors, many of which are beyond the control of Nymox, include Nymox's ability to:

o identify and capitalize on possible collaboration, strategic partnering or divestiture opportunities;

o    obtain suitable financing to support its operations and clinical trials;

o    manage its growth and the commercialization of its products;

o achieve operating efficiencies as it progresses from a development-stage to a later-stage biotechnology company;

o    successfully compete in its markets;

o realize the results it anticipates from the clinical trials of its products;

o succeed in finding and retaining joint venture and collaboration partners to assist it in the successful marketing, distribution and commercialization of its products;

o    achieve regulatory clearances for its products;

o obtain on commercially reasonable terms adequate product liability insurance for its commercialized products;

o adequately protect its proprietary information and technology from competitors and avoid infringement of proprietary information and technology of its competitors;

o assure that its products, if successfully developed and commercialized following regulatory approval, are not rendered obsolete by products or technologies of competitors; and

o not encounter problems with third parties, including key personnel, upon whom it is dependent.

     Although Nymox believes that the forward-looking statements contained in this registration statement are reasonable, it cannot ensure that its expectations will be met. These statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

     You may request a copy of these filings, at no cost, by writing or telephoning Nymox at the following address:

     Nymox Pharmaceutical Corporation
     9900 Cavendish Blvd., Suite 306
     St. Laurent, QC, Canada  H4M 2V2
     (514) 332-3222

     You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                 ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND
                 AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

     Many of Nymox's directors, officers and certain experts named in this prospectus are residents of Canada. Consequently, it may be difficult for United States investors to effect service within the United States upon Nymox's directors, officers or certain experts named in this prospectus, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. A judgment of a court of the United States predicated solely upon such civil liabilities would probably be enforceable in Canada by the Canadian court if the United States court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or Nymox predicated solely upon such civil liabilities.

     The authorized agent to receive service of process in the United States is CT Corporation System, 111 Eighth Ave., 13th Floor, New York, NY, 10011, telephone (212) 590-9200.

                                   ABOUT NYMOX

     Nymox is a development stage biopharmaceutical company based in Maywood, New Jersey and Saint Laurent, Quebec, Canada. Nymox was incorporated in May, 1995 to acquire all of the common shares of DMS Pharmaceutical Inc., a private company which, since 1989, conducted research and development on diagnostics and drugs for brain disorders and diseases of the aged with an emphasis on Alzheimer's disease.

     We specialize in the research and development of therapeutics and diagnostics for the aging population with an emphasis on Alzheimer's disease. Alzheimer's disease is a progressive, terminal brain disease of the elderly marked by an irreversible decline in mental abilities, including memory and comprehension, and often accompanied by changes in behavior and personality. It currently afflicts an estimated four million people in the United States and at least fifteen million people worldwide. As the baby-boomer generation continues to age, these figures are expected to rise sharply.

AlzheimAlert(TM), an Aid for the Diagnosis of Alzheimer's Disease

     We market a proprietary diagnostic test for Alzheimer's disease, known as AlzheimAlert(TM), through our clinical reference laboratory in Maywood, New Jersey. AlzheimAlert(TM) is an improved version of our AD7C(TM) test, which has been on the market since 1997. It measures the level in urine of a brain protein called neural thread protein which is elevated early in Alzheimer's disease. The test helps physicians make an early diagnosis of the disease.

     The early diagnosis of Alzheimer's disease is important to physicians, patients and their families. It enables them to make informed and early social, legal and medical decisions about treatment and care. It permits patients to take advantage of new improvements in drug treatment and care. Even a modest delay in institutionalization can mean substantial social and financial savings.

     There is a widely recognized need for a simple, accurate and convenient test that can help physicians diagnose Alzheimer's disease. Chapter 5 of the Surgeon General's Report on Mental Health is indicative of this recognition. In this Report, the Surgeon General described the diagnosis of Alzheimer's disease as "challenging" and its early detection as "difficult." As a result, Alzheimer's disease and other dementias, the Surgeon General's report states, are "currently underrecognized, especially in primary care settings, where most older patients seek care."

     AlzheimAlert(TM) is one of a variety of diagnostic testing methodologies, technologies and products that have been recently developed to aid physicians in the diagnosis of Alzheimer's disease. It is the only commercially available urine test for this purpose and tests for a unique, proprietary marker, neural thread protein.

Two Principal Programs to Develop Treatments for Alzheimer's Disease

     We have two principal programs to develop treatments of Alzheimer's disease. The first program targets neural thread protein, the brain protein detected by AlzheimAlert(TM), and its role in the extensive brain cell loss associated with Alzheimer's disease. The second program is based on spherons. Nymox researchers believe spherons are a source of senile plaques, the characteristic abnormality found in abundance in the brains of patients with Alzheimer's disease and widely believed to play a major role in the cause and course of the illness.

     These programs are in the development stage. We cannot assure you that these programs will produce effective and marketable treatments for Alzheimer's disease. The research may fail or the compounds may not receive necessary regulatory approval. As a development stage company, we may partner with a major pharmaceutical company in the conduct of necessary human clinical trials, to finish product development, to obtain regulatory approval, and ultimately to market any product. There is no guarantee we will be able to enter into such a partnership arrangement on satisfactory terms.

Neural Thread Protein Based Drugs

     There is a body of scientific and medical evidence showing that neural thread protein, the brain protein detected by our AlzheimAlert(TM) test, may play a key role in Alzheimer's disease. We are developing compounds that can impede the effects of neural thread protein and thus potentially slow or halt the progression of Alzheimer's disease. We licensed the basic technology to develop such compounds including patent rights in 1997 from the Massachusetts General Hospital as part of a sponsored research and licensing agreement and have a similar licensing arrangement with the Rhode Island Hospital.

Drugs Targeting Spherons

     We are a world leader in research and development into drugs for the treatment of Alzheimer's disease that target spherons. Spherons are tiny balls of densely packed protein found in brain cells scattered throughout the brains of all humans from age one. They were first discovered, characterized and isolated by Nymox researchers. We believe that spherons are a cause of senile plaques and that stopping or inhibiting the transformation of spherons into senile plaques will help stop or slow the progression of Alzheimer's disease. You should be aware that there is no consensus among researchers about the causes or possible treatments of Alzheimer's disease and that not all researchers share this belief that spherons are the cause of Alzheimer's disease or are a target for the development of treatments for the disease.

     We developed and patented novel, proprietary drug screening methods based on spherons and now have several drug candidates which have shown promise in animal and other preclinical studies and for which we plan to seek regulatory approval to being clinical studies for humans. We hold global patent rights covering both methods for using spherons as targets for developing drugs and for the actual drug candidates discovered.

The Use of Statin Drugs for the Treatment or Prevention of Alzheimer's Disease

     In October 2002, we were issued a United States patent for the use of statin drugs to treat, prevent or reduce the risk of the onset of Alzheimer's disease. Statins are a class of commonly prescribed cholesterol lowering drugs that have a well-established safety record and are widely available. A number of published studies showed a link between statin use and lower incidence of Alzheimer's disease. Research in this area is ongoing and no statin drug has been approved for use in the treatment or prevention of Alzheimer's disease.

New Antibacterial Agents Against Infections and Food Contamination

     We are developing new antibacterial agents. One agent has proven effective against the E. coli O157:H7 bacteria which can cause serious contamination in meat and other food and drink products. We are developing treatments for E. coli O157:H7 contamination of meat. We also have a series of collaboration agreements with universities and research institutions and a biotechnology company, Biophage Inc. We have also developed other new antibacterial agents that can potentially treat human disease such as difficult chronic and persistent urinary tract infections and streptococcal or staphylococcal infections. We hold patents rights in this area in the United States and Australia and are pursuing further patent rights both in the United States and in other countries.

Development of Therapeutic Products for Enlarged Prostate

     We are developing treatments for enlarged prostate (benign prostatic hyperplasia or BPH), using novel compounds. We have begun Phase 1 safety studies in humans for one treatment candidate, NX-1207.

     Enlarged prostate or BPH affects more than half of men in their sixties and as many as 90% of men in their seventies and eighties. Symptoms include more frequent urination (especially at night), difficulty urinating, incomplete emptying of the bladder and sometimes complete inability to urinate. More serious cases may require surgical intervention to reduce the size of the prostate and to remove it entirely. There is a need for a simple, effective treatment for BPH, particularly in cases where existing drug treatments have proven to be ineffective and where more intrusive procedures such as surgical cutting away of prostate tissue may be undesirable to the patient or bring unacceptable risks.

The NicAlert(TM) and NicoMeter(TM) Tests for Tobacco Product Use

     We also market NicAlert(TM) and NicoMeter(TM), inexpensive, simple-to-use test strips that use urine or saliva (NicAlert(TM) only) to determine whether a person is using tobacco products. Both NicAlert(TM) and NicoMeter(TM) detect levels of cotinine, a byproduct of the body's breakdown of nicotine and generally regarded as the best indicator of tobacco exposure for smokers and nonsmokers. Both NicAlert(TM) and NicoMeter(TM) are currently being used in research programs into tobacco use and exposure and being marketed in the United States and Japan as tests to determine whether a person, such as a teenager, student athlete or insurance applicant, is using a tobacco product. In October 2002, NicAlert(TM) received FDA clearance. Both NicAlert(TM) and NicoMeter(TM) employ the patented technology of our subsidiary, Serex, Inc.

                               RECENT DEVELOPMENT

     On January 27, 2003 we entered into a Common Stock Private Purchase Agreement with Lorros-Greyse Investments, Ltd., a Panamanian corporation, for the future issuance and sale of Nymox's common shares. Under the agreement, Lorros-Greyse is committed to purchase up to $5 million of Nymox's common shares over the twenty-four month period ending in January of 2005. From time to time during this period until the $5 million maximum is reached, Nymox may give Lorros-Greyse a draw notice to purchase up to $500,000 of Nymox's common shares. The price per common share for each purchase is equal to 97% of the average of the closing price of the common shares on the Nasdaq Small Cap Market for the five trading days preceding the day the draw notice is given to Lorros-Greyse. The sale of common shares to Lorros-Greyse and any resales of common shares by Lorros-Greyse are intended to be made pursuant to the exemption from registration provided by Registration S under the Securities Act of 1933, as well as any other available exemption from registration.

     On January 30, 2003, Lorros-Greyse purchased 107,382 of our common shares for $3.725 per share, or an aggregate of $400,000. This is the only draw to date under the Common Stock Private Purchase Agreement.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT NYMOX

     Nymox files periodic reports and other information with the SEC. You may read and copy any document that Nymox files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     Nymox's common shares are listed on the Nasdaq SmallCap Market. You can consult reports and other information about Nymox that it filed pursuant to the rules of the Nasdaq Stock Market.

     The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Section 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

o    Our Annual Report on Form 20-F for the fiscal year ended December 31, 2001;
     and

o Our reports on Form 6-K furnished to the SEC since the end of the fiscal year covered by the Annual Report on Form 20-F referred to above.

o All subsequent annual reports filed by Nymox on Form 20-F, all subsequent filings by Nymox on Form 6-K (but only to the extent that Nymox identifies in Form 6-K that it is being incorporated by reference into this prospectus), and all subsequent filings made under Sections 12, 13, 14 of 15(d) of the Securities Exchange Act dated after the date of this prospectus and before the termination of the offering are deemed incorporated by reference into, and to be a part of, this prospectus from the date such documents are filed.

o All other reports filed by Nymox under Sections 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to above.

     Information that we file with the SEC will automatically update and supercede information in documents filed with the SEC at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

                                 USE OF PROCEEDS

     We will not realize any proceeds from the sale of the common shares by Jaspas Investments Ltd.; rather, Jaspas will receive those proceeds directly. However, we will receive proceeds if and when Jaspas Investments Ltd. exercises the warrant to purchase the common shares. We intend to use the proceeds from the exercise of such warrant for working capital and other general corporate purposes.

                          PRICE RANGE OF COMMON SHARES

     Nymox's common shares trade on the Nasdaq Stock Market. Nymox's common shares traded on the Nasdaq National Market from December 1, 1997 until September 16, 1999, when they began trading on the Nasdaq SmallCap Market. Nymox's common shares also traded on the Montreal Exchange from December 18, 1995 until November 19, 1999.

     The following tables set out the high and low reported trading prices of the common shares on the Nasdaq Stock Market during the periods indicated.

Annual High and Low Market Prices - Past five years

         YEAR                     ANNUAL HIGH                  ANNUAL LOW
         ----                     -----------                  ----------
         1997                       $10.750                      $6.250
         1998                       $13.625                      $2.500
         1999                       $ 5.875                      $2.500
         2000                       $10.563                      $1.063
         2001                       $ 4.910                      $1.750
         2002                       $ 5.750                      $2.800
         2003                       $ 4.400                      $3.410

Quarterly High and Low Market Prices - Past Two Years


YEAR        QUARTERLY PERIOD        HIGH SALES PRICE        LOW SALES PRICE
----        ----------------        ----------------        ---------------

2001          1ST Quarter               $3.000                  $1.750
              2nd Quarter               $3.100                  $1.760
              3rd Quarter               $4.910                  $2.310
              4th Quarter               $5.000                  $3.650

2002          1st Quarter               $4.410                  $3.500
              2nd Quarter               $4.750                  $2.810
              3rd Quarter               $5.750                  $3.050
              4th Quarter               $4.500                  $2.800

2003          1st Quarter               $4.400                  $3.410


Monthly High and Low Market Prices - Most Recent Six Months


DATE                            MONTHLY HIGH                 MONTHLY LOW
----                            ------------                 -----------

September, 2002                    $4.550                       $3.050
October, 2002                      $3.650                       $2.800
November, 2002                     $4.220                       $3.460
December, 2002                     $4.500                       $3.320
January, 2003                      $4.150                       $3.410
February, 2003                     $4.400                       $4.160

                        OUTSTANDING WARRANTS AND OPTIONS

Description          Warrants Issued       Exercise Price         Expiry Date
-----------          ---------------       --------------         -----------

Series H                 66,667               $9.375              Mar. 6, 2004
Series I                 26,667               $7.8125             Mar. 6, 2004
Series E                200,000               $4.5315             Nov. 30, 2004
Series F                160,000               $4.0625             Nov. 30, 2004
Series G                109,879               $3.70               Jan. 8, 2005
Series G                  5,783               $3.70               Jan. 8, 2005
Series J                 42,864               $3.70               Jul. 31, 2005


     The total number of shares subject to options at February 28, 2003 was 1,654,000, of which options representing 1,489,000 shares are currently exercisable. Of those, the total number of shares subject to options held by directors and officers of Nymox is 930,000, of which options representing 825,000 shares are currently exercisable.

     There are no rights, warrants or options presently outstanding under which Nymox could issue additional common shares, with the exception of options enabling certain directors, employees and consultants of Nymox to acquire common shares under Nymox's stock option plan as summarized in the preceding paragraph and of warrants entitling the holders to acquire up to 611,860 common shares of Nymox as outlined in the above table.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001. This table should be read in conjunction with the financial statements and related notes, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the documents incorporated by reference into this prospectus.

Long term debt and capital lease obligations                               $0
                                                              ------------------

Shareholder's Equity:
Share Capital and Other:
  Common stock, no par value; 22,297,525 shares
    issued and outstanding
  Shares authorized for issue:  unlimited                         $25,376,557
  Warrants                                                            421,638
  Accumulated deficit                                            ($23,153,447)
                                                              ------------------

Total shareholder's equity                                         $2,644,748
                                                              ==================

Total capitalization                                               $2,644,748
                                                              ==================

                          THE SECURITIES BEING OFFERED

     This prospectus relates to the up to 200,000 Nymox common shares issuable to Jaspas Investments Ltd. upon exercise, in whole or in part, of a warrant Nymox issued to Jaspas Investments Ltd.

Warrant

     Under the terms of the Stock Purchase Agreement, dated November 1, 1999, between Jaspas Investments Ltd. and Nymox, we granted Jaspas a warrant to purchase 200,000 shares of Nymox's common shares, exercisable for a period of five (5) years from November 30, 1999, at an exercise price equal to 110% of the average daily price of the common shares on the closing date of November 12, 1999. The average daily price of Nymox's shares for that day was $4.1097; thus the exercise price for the warrant is $4.5315.

     The warrant permits Jaspas to purchase up to 200,000 shares through one or more exercises of the warrant at any time after November 30, 1999 and before the close of business on November 30, 2004.

     Jaspas may also effect a cashless exercise of the warrant. Under a cashless exercise Jaspas may, in whole or in part, exercise the warrant without payment to Nymox of the exercise price and be entitled to receive the number of shares of Nymox equal to the quotient obtained by dividing [(A-B) (X)] by (A) where:

     A = the average of the high and low trading prices per share of Common Stock on the Trading Day preceding the date of such election on the Nasdaq Stock Market, or if the Common Stock is not traded on the Nasdaq Stock Market, then the principal market in terms of volume, and converted into US Dollars;

     B =  the Exercise Price of the Warrants; and

     X = the number of shares issuable upon exercise of the Warrants in accordance with the terms of this Warrant.

Common Shares

     Our articles of incorporation authorize the issuance of an unlimited number of common shares. They do not authorize the issuance of any other class of shares. As of December 31, 2002, 23,020,954 common shares of Nymox were issued and outstanding.

     The holders of the common shares of our Company are entitled to receive notice of and to attend all meetings of the shareholders of our Company and have one vote for each common share held at all meetings of the shareholders of our Company. Our directors are elected at each annual meeting of shareholders and do not stand for reelection at staggered intervals.

     The holders of common shares are entitled to receive dividends and our company may pay dividends, as and when declared by our board of directors, out of moneys properly applicable to the payment of dividends, in such amount and in such form as our board of directors may from time to time determine, and all dividends which our board of directors may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding. Nymox has never declared a dividend on the common shares and has no present intention of ever paying such a dividend.

     In the event of the dissolution, liquidation or winding-up of the company, whether voluntary or involuntary, or any other distribution of assets of the company among its shareholders for the purpose of winding up its affairs, the holders of the common shares will be entitled to receive the remaining property and assets of the company.

                              PLAN OF DISTRIBUTION

     We are registering the resale by Jaspas Investments Ltd. of common shares issuable to Jaspas upon exercise of the warrant issued to Jaspas on November 1999. Nymox will not receive any sales proceeds from Jaspas' sale of these shares. All costs, expenses and fees in connection with the registration of the common shares offered by this prospectus will be borne by Nymox. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares will be borne by Jaspas. Sales of common shares pursuant to this prospectus may be effected by Jaspas from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market or on any other exchange in which the common shares are listed. Jaspas can sell the shares in negotiated transactions, through put or call options transactions relating to the common shares, through short sales of common shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices, which may be changed. These transactions may or may not involve brokers or dealers.

     Jaspas Investments Ltd. may sell the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from Jaspas and/or the purchasers of common shares for who such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Jaspas and any broker-dealer that acts in connection with the sale of common shares may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act. Jaspas may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares against certain liabilities, including liabilities arising under the Securities Act.

     Because Jaspas may be deemed to be an "underwriter" within the meaning of Section (2)(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

     If Jaspas Investments Ltd. notifies us that it has entered into any material arrangement with a broker-dealer for the sale of Nymox common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o    the name of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which such shares were sold

     o the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

     o whether the broker-dealer(s) conducted any investigations to verify the information in or incorporated by reference in this prospectus; and

     o    other material facts of the transactions.

                               SELLING SHAREHOLDER

     Jaspas Investments Ltd. has informed us that it does not presently own any common shares of Nymox Pharmaceutical Corporation. Jaspas' principal offices are located in the British Virgin Islands, c/o Beacon Capital Management, Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortals, British Virgin Islands.

                              CERTAIN LEGAL MATTERS

     The validity of the common shares offered hereby will be passed upon for Nymox by Jack Gemmell, General Counsel of Nymox.

                                     EXPERTS

     The financial statements of Nymox as of December 31, 2001, 2000 and 1999 and for each of the years in the three year period ended December 31, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon reports of KPMG LLP, independent auditors, and upon the authority of KPMG LLP as experts in accounting and auditing.

================================================================================

                                      Up to
                              200,000 Common Shares
                                   offered by
                             Jaspas Investments Ltd.







                                      NYMOX
                                 PHARMACEUTICAL
                                   CORPORATION





                               P R O S P E C T U S


                                    __, 2003



================================================================================

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Nymox maintains Directors' and Officers' Liability Insurance (the "Policy") for its own benefit and for the benefit of its subsidiaries and their respective directors and officers. Subject to the limitations therein set forth, the Policy extends coverage to directors and officers for any loss (as defined in the Policy) incurred in connection with the performance of their duties and to Nymox and its subsidiaries for any loss for which they have indemnified their respective directors or officers as permitted by law.

     Section 124 of the Canada Business Corporations Act ("CBCA") provides:

     Indemnification

     124. (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

     Advance of costs

     (2) A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

     Limitation

     (3) A corporation may not indemnify an individual under subsection (1) unless the individual

          (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

     Indemnification in derivative actions

     (4) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

     Right to indemnity

     (5) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

          (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

          (b) fulfils the conditions set out in subsection (3).

     Insurance

     (6) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

          (a) in the individual's capacity as a director or officer of the corporation; or

          (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

     Application to court

     (7) A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

     Notice to Director

     (8) An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

     Other notice

     (9) On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT NO.                        DESCRIPTION
       -----------                        -----------

          4.0 Stock Purchase Warrant issued to Jaspas Investments Ltd. dated November 1, 1999 [Incorporated by reference to Exhibit
                    2.3 to Nymox Pharmaceutical Corporation's Registration Statement on Form F-1 (File No. 333-31310)]

          5.0       Opinion of Jack Gemmell, General Counsel of Nymox

         10.0 Common Stock Private Purchase Agreement dated as of January 27, 2003, by and between the Company and Lorros-Greyse Investments, Ltd.

         23.1       Consent of KPMG LLP

         23.2 Consent of Jack Gemmell, General Counsel to Nymox (included in opinion filed herewith as Exhibit 5.0)

         24.0       Powers of Attorney (contained as part of the signature page)

Item 17.  UNDERTAKINGS

               The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section l0(a)(3) of the Securities Act of 1933, as amended ("Securities Act").

          (ii) To reflect in the prospectus included in this registration statement any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this registration statement;

     2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

     4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     5. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under
          Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Country of Canada, on this 12th day of March, 2003.

                                 NYMOX PHARMACEUTICAL CORPORATION


                                 By: /s/ Paul Averback, M.D.
                                    --------------------------------------
                                     Paul Averback, M.D.
                                     President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of this 12th day of March, 2003. Each person whose signature appears below constitutes and appoints Dr. Paul Averback and Roy Wolvin, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

/s/ Jack Gemmell                /s/ Paul Averback, M.D.           /s/ Roy Wolvin
-----------------------------   -----------------------------     -----------------------------
Jack Gemmell                    Paul Averback, M.D.               Roy Wolvin
Director                        President and Chief Executive     Chief Financial Officer and
                                Officer and Director              Secretary-Treasurer
                                (Principal Executive Officer)     (Principal Financial and
                                                                  Accounting Officer)

/s/ Walter von Wartburg         /s/ Hans Black, M.D.              /s/ Michael R. Sonnenreich
-----------------------------   -----------------------------     -----------------------------
Walter von Wartburg             Hans Black, M.D.                  Michael R. Sonnenreich
Director                        Director                          Director


NYMOX CORPORATION
(Authorized Representative
   in the United States)

By: /s/ Roy Wolvin
    -------------------------
    Roy Wolvin
    Secretary-Treasurer

                                  EXHIBIT INDEX

     EXHIBIT NO.                   DESCRIPTION
     -----------                   -----------

         4.0 Stock Purchase Warrant issued to Jaspas Investments Ltd. dated November 1, 1999 [Incorporated by reference to Exhibit
                   2.3 to Nymox Pharmaceutical Corporation's Registration Statement on Form F-1 (File No. 333-31310)]

         5.0       Opinion of Jack Gemmell, General Counsel of Nymox

        10.0 Common Stock Private Purchase Agreement dated as of January 27, 2003, by and between the Company and Lorros-Greyse Investments, Ltd.

        23.1       Consent of KPMG LLP

        23.2 Consent of Jack Gemmell, General Counsel to Nymox (included in opinion filed herewith as Exhibit 5.0)

        24.0       Powers of Attorney (contained as part of the signature page)